Exhibit 99.1

AEO           I N C.

American Eagle Outfitters Reports Record Second Quarter Revenue 9.4.19

Comparable Sales Rise 2%, Marking 18 Consecutive Quarters of Comparable Sales Growth $60 Million of Share Repurchases Completed

PITTSBURGH — (BUSINESS WIRE) — American Eagle Outfitters, Inc. (NYSE: AEO) today reported EPS of $0.38 for the quarter ended August 3, 2019, compared to $0.34 for the quarter ended August 4, 2018. Excluding restructuring charges of $0.01, the company’s adjusted EPS was $0.39. Second quarter total net revenue included $40 million recognized for license royalties from a third-party operator of AE stores in Japan, which contributed $0.15 of EPS in the second quarter.

Jay Schottenstein, AEO’s Chairman and Chief Executive Officer commented, “We had a number of wins and accomplishments in the second quarter, yet we were disappointed to report operating results below our expectations. We faced challenges largely stemming from underperformance in certain seasonal categories and a delayed start to back-to-school. Despite this, we delivered our 18th consecutive quarter of positive consolidated comparable sales growth. We were also encouraged to see many areas of the business perform well, including continued strong momentum in AE Jeans, Aerie and our digital channel - all major growth priorities. The AE team has taken quick action to strengthen the business and we are pleased to see an improvement in third quarter-to-date sales. Our brands remain strong and we are well-positioned to continue to grow and gain market share.”

Adjusted amounts are based on non-GAAP results, as presented in the accompanying GAAP to non-GAAP reconciliation.

Second Quarter 2019 Results

•	Total net revenue increased $76 million, or 8% to a record $1.04 billion compared to $965 million last year. Included in total net revenue this year was $40 million for Japan license royalties.

•	Consolidated comparable sales increased 2%, following a 9% comparable sales increase last year.

•

By brand, American Eagle’s comparable sales decreased 1%, following a 7% increase last year. Aerie’s comparable sales increased 16%, building on a 27% increase last year and marking the 19th consecutive quarter of double-digit growth.

•

Gross profit rose 8% to $383 million from $353 million. The gross margin rate of 36.7% compared to 36.6% last year. Flow through from the Japan license royalties drove the increase in margin rate and dollars, which was offset by increased markdowns and delivery expense.

•

Selling, general and administrative expense of $253 million increased 8% from $234 million last year. The dollar increase reflects compensation expense, primarily due to strategic investments in the stores organization that began midway through 2018, as well as professional services. As a rate to revenue, SG&A was 24.3%, flat to last year.

•	Depreciation expense increased 5% to $45 million from $43 million last year and decreased 10 basis points as a rate to revenue to 4.3%.

•

Operating income of $82 million, which included approximately $3 million of restructuring charges, compared to $76 million last year. Excluding the restructuring charges, adjusted operating income was $85 million and the adjusted operating margin of 8.1% compared to 7.9% last year. Both operating income and adjusted operating income included approximately $34 million from the Japan license royalties.

•	Other income of $4 million compared to $1 million last year. The increase primarily consisted of interest income, as well as foreign currency fluctuations.

•	EPS of $0.38 compared to $0.34 last year. Excluding restructuring charges of $0.01, the company’s adjusted EPS increased to $0.39. EPS included $0.15 related to the Japan license royalties.

Japan License Royalties

In the quarter, we recognized license royalties from a third party operator in Japan. We plan to terminate the agreement with our license partner and are currently exploring options for our future business model to best serve customers and continue AEO’s growth in Japan.

Restructuring Charges

In the second quarter of 2019, the company incurred corporate restructuring charges, primarily severance, of approximately $3 million, or approximately $0.01 per share.

Inventory

Total ending inventories at cost increased 15% to $535 million. Ending inventory units were up 10%. The increase largely reflects inventory to support strong demand for AE Jeans, including new styles and expanded sizes. New store openings, primarily for Aerie, also contributed to the increase.

Capital Expenditures

In the second quarter, capital expenditures totaled $55 million, primarily related to store remodeling projects and new openings, with the balance primarily in support of the digital business and corporate IT. We continue to expect annual capital expenditures to be in the range of $200 to $215 million.

Shareholder Returns, Cash and Investments

During the second quarter, the company returned $83 million to shareholders through cash dividends and share repurchases. We paid cash dividends of $23 million and repurchased approximately 3.4 million shares for $60 million. Year to date, we have repurchased a total of 4.3 million shares for a total of $80 million. On July 10, 2019, we announced an additional 30 million shares authorized for repurchase, leaving 37.4 million shares under current authorization. We ended the second quarter with total cash and investments of $317 million.

Store Information

During the quarter, the company opened 6 American Eagle stores and closed 3, ending with 939 American Eagle stores, including 158 Aerie side-by-side locations. Additionally, the company opened 13 Aerie stand-alone stores and closed 1, ending with 131 Aerie stand-alone stores. Internationally, the company ended the quarter with 236 licensed stores compared to 223 last year. For additional store information, see the accompanying table.

Third Quarter Outlook

Based on an anticipated comparable sales increase in the low to mid single digits, management expects third quarter 2019 EPS to be approximately $0.47 to $0.49. This guidance excludes potential asset impairment and restructuring charges. Last year the company reported EPS of $0.48 for the third quarter.

Conference Call and Supplemental Financial Information

Today, management will host a conference call and real time webcast at 9:00 a.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or 1-201-689-8562 (international) and provide the Conference ID 13692447 or go to http://investors.ae.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

Non-GAAP Measures

This press release includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including earnings per share information and the consolidated results of operations excluding non-GAAP items. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Management believes that this non-GAAP information is useful for an alternate presentation ofthe company’s performance, when reviewed in conjunction with the company’s GAAP financial statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

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About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. The company operates more than 1,000 stores in the United States, Canada, Mexico and Hong Kong, and ships to 81 countries worldwide through its websites. American Eagle and Aerie merchandise also is available at more than 200 international locations operated by licensees in 24 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including third quarter 2019 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of the company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and in any subsequently-filed Quarterly Reports on Form 10-0 filed with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company’s financial performance and could cause actual results for third quarter 2019 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS
Cash and cash equivalents	$267,166	$333,330	$323,322
Short-term investments	50,000	92,135	40,000
Merchandise inventory	534,762	424,404	466,112
Accounts receivable	98,604	93,477	74,153
Prepaid expenses and other	69,541	102,907	93,493

Total current assets	1,020,073	1,046,253	997,080

Property and equipment, net	754,031	742,149	732,350
Operating lease right-of-use assets	1,462,544	—	—
Intangible assets, including goodwill	56,326	58,167	59,990
Non-current deferred income taxes	16,759	14,062	8,558
Other assets	49,426	42,747	52,771

Total Assets	$3,359,159	$1,903,378	$1,850,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$316,995	$240,671	$264,247
Current portion of operating lease liabilities	279,207	—	—
Accrued income and other taxes	17,754	20,064	18,332
Accrued compensation and payroll taxes	54,683	82,173	51,903
Unredeemed gift cards and gift certificates	34,742	53,997	33,185
Other current liabilities and accrued expenses	60,265	145,740	140,353

Total current liabilities	763,646	542,645	508,020

Non-current operating lease liabilities	1,338,634	—	—
Other non-current liabilities	28,302	73,178	82,152

Total non-current liabilities	1,366,936	73,178	82,152

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	568,413	574,929	560,349
Accumulated other comprehensive income	(36,630)	(34,832)	(32,646)
Retained earnings	2,070,077	2,054,654	1,941,536
Treasury stock	(1,375,779)	(1,309,692)	(1,211,158)

Total stockholders’ equity	1,228,577	1,287,555	1,260,577

Total Liabilities and Stockholders’ Equity	$3,359,159	$1,903,378	$1,850,749

Current Ratio	1.33	1.93	1.96

The Company adopted ASC 842, Leases as of February 3, 2019 under the modified retrospective approach and has not revised comparative periods.

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	GAAP Basis
	13 Weeks Ended
	August 3,	% of	August 4,	% of
	2019	Revenue	2018	Revenue
Total net revenue	$1,040,879	100.0%	$964,853	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	658,308	63.3%	611,752	63.4%

Gross profit	382,571	36.7%	353,101	36.6%
Selling, general and administrative expenses	253,051	24.3%	233,971	24.3%
Restructuring charges	2,728	0.3%	—	0.0%
Depreciation and amortization	44,870	4.3%	42,739	4.4%

Operating income	81,922	7.8%	76,391	7.9%
Other income, net	3,990	0.4%	860	0.1%

Income before income taxes	85,912	8.2%	77,251	8.0%
Provision for income taxes	20,931	2.0%	16,918	1.8%

Net income	$64,981	6.2%	$60,333	6.2%

Net income per basic share	$0.38		$0.34
Net income per diluted share	$0.38		$0.34

Weighted average common shares outstanding - basic	170,756		177,249
Weighted average common shares outstanding - diluted	171,781		178,505

	GAAP Basis
	26 Weeks Ended
	August 3,	% of	August 4,	% of
	2019	Revenue	2018	Revenue
Total net revenue	$1,927,169	100.0%	$1,787,814	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,219,677	63.3%	1,130,271	63.2%

Gross profit	707,492	36.7%	657,543	36.8%
Selling, general and administrative expenses	483,791	25.1%	444,205	24.9%
Restructuring charges	4,272	0.2%	1,568	0.1%
Depreciation and amortization	89,661	4.7%	84,674	4.7%

Operating income	129,768	6.7%	127,096	7.1%
Other income, net	8,172	0.4%	1,362	0.1%

Income before income taxes	137,940	7.1%	128,458	7.2%
Provision for income taxes	32,206	1.7%	28,196	1.6%

Net income	$105,734	5.4%	$100,262	5.6%

Net income per basic share	$0.61		$0.57
Net income per diluted share	$0.61		$0.56

Weighted average common shares outstanding - basic	172,291		177,329
Weighted average common shares outstanding - diluted	173,701		178,730

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

	13 Weeks Ended
	August 3, 2019
	Operating income	Diluted income per common share
GAAP Basis	$81,922	$0.38
% of Revenue	7.8%

Add:Restructuring Charges(1):	2,728	0.01

Non-GAAP Basis	$84,650	$0.39
% of Revenue	8.1%

(1)	- $2.7 million for pre-tax corporate restructuring charges, primarily severance

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE SALES RESULTS BY BRAND

(unaudited)

	Second Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	2%	9%

AE Total Brand (1)	-1%	7%
aerie Total Brand (1)	16%	27%

(1) AEO Direct is included in consolidated and total brand comparable sales.

	YTD Second Quarter Comparable Sales
	2019	2018
American Eagle Outfitters, Inc. (1)	3%	9%

AE Total Brand (1)	1%	6%
aerie Total Brand (1)	15%	32%

(1)	AEO Direct is included in consolidated and total brand comparable sales.

AMERICAN EAGLE OUTFITTERS, INC.

STORE INFORMATION

(unaudited)

	Second Quarter	YTD Second Quarter	Fiscal 2019
	2019	2019	Guidance
Consolidated stores at beginning of period	1,061	1,055	1,055
Consolidated stores opened during the period
AE Brand	6	13	15 - 20
Aerie stand-alone	13	17	35 - 40
Tailgate Clothing Co.	0	0	0
Todd Snyder	0	0	0
Consolidated stores closed during the period
AE Brand	(3)	(8)	(10) - (15)
Aerie stand-alone	(1)	(1)	(5) - (10)
Tailgate Clothing Co.	(1)	(1)

Total consolidated stores at end of period	1,075	1,075	1,080 - 1,100
AE Brand	939
Aerie stand-alone	131
Aerie side-by-side(2)	158
Tailgate Clothing Co.	4
Todd Snyder	1

Stores remodeled and refurbished during the period	24	47	40 - 50
Total gross square footage at end of period (in ‘000)	6,741	6,741	Not Provided

International license locations at end of period (1)	236	236	261

Aerie Openings
Aerie stand-alone	13	17	35 - 40
Aerie side-by-side stores (2)
New AE store	3	5	10 - 15
Remodeled AE store	4	6	15 - 20

Total side-by-side	7	11	25 - 35

Total Aerie Openings	20	28	60 - 75

(1)	International license locations are not included in the consolidated store data or the total gross square footage calculation.
(2)	Aerie side-by-side stores are included in the AE Brand store count as they are considered part of the AE Brand store to which they are attached.